U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                        Date of Report: OCTOBER 19, 2004


                           I.C. ISAACS & COMPANY, INC.
--------------------------------------------------------------------------------
               (Exact name of issuer as specified in its charter)


         DELAWARE                       0-23379             52-1377061
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(State or Other Jurisdiction of     (Commission File       (IRS Employer
 Incorporation or Organization)         Number)          Identification No.)


                4840 BANK STREET, BALTIMORE, MARYLAND 21224-2522
              (Address and Zip Code of Principal Executive Offices)


                                 (410) 342-8200
                         (Registrant's Telephone Number)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 19, 2004, our wholly owned subsidiary, I.C. Isaacs & Company, LP (the "LP"), and our Chief Executive Officer and Board Chairman, Peter J. Rizzo, executed an amendment (dated October 13, 2004) to the Executive Employment Agreement dated December 9, 2003 between the LP and Mr. Rizzo.

Pursuant to the amendment,

      o As long as the Nominating Committee of our Board continues to approve Mr. Rizzo as a director, he will be included on the slate of nominees that we will propose for election as directors throughout the term of his employment agreement,

      o The initial term of Mr. Rizzo's employment has been extended one year, and will now end on December 9, 2007;

      o The guaranteed minimum annual incentive compensation that Mr. Rizzo will be entitled to receive has been increased from $125,000 to $175,000;

      o The vesting of the option to purchase 500,000 shares of common stock that was granted to Mr. Rizzo under our Amended and Restated Omnibus Stock Plan has been adjusted so that he will have the right to purchase up to 250,000 shares on or after December 9, 2004 and up to 500,000 shares on or after December 9, 2005;

      o A new ten year Plan option has been granted to Mr. Rizzo that will permit him to purchase up to 100,000 shares of common stock at an exercise price of $3.10 per share on or after December 9, 2007;

      o The change of control and severance provisions of the agreement have been modified to provide that, if (a) Mr. Rizzo is not appointed as Chairman of the Board or he is removed from that position, (b) his duties as CEO are materially adversely changed or reduced, (c) his employment is terminated by the company without cause or if, as a result of the occurrence of any of the events described in clauses
            (a) or (b), he resigns, he will be entitled to receive the following severance benefits:

            o If such termination occurs on or before December 31, 2006, he will be entitled to receive severance in an aggregate amount equal to 1.5 times his Base Salary ($500,000) and incentive compensation for the immediately preceding year (a minimum of $937,500 up to as much as $1,275,000),

            o If such termination occurs after December 31, 2006, he will be entitled to receive severance in an aggregate amount equal to his Base Salary plus a pro-rata portion of any incentive compensation that otherwise would have become due and payable to him if his employment had not been terminated prior to the end of the year (a minimum of $625,000 up to as much as $850,000) and



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            o     All unvested options granted to Mr. Rizzo under the Plan will immediately vest in full and will be exercisable by him for a period of one year after his employment is terminated.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On October 7, 2004, our Board appointed Francois Girbaud to fill the vacancy on the Board created by Staffan Ahrenberg's resignation from the Board. Mr. Girbaud shall serve as a director during the unexpired portion of the term for which Mr. Ahrenberg had been elected to serve as a director, or until his earlier resignation or removal, whichever shall first occur.

 Mr. Girbaud is an internationally renowned designer and manufacturer of clothing, and licensor of clothing designs and trademarks related thereto. Pursuant to agreements that we have with companies co-owned directly or indirectly by Mr. Girbaud and Marithe Bachellerie, our company licenses the Girbaud trademarks and designs for use in the manufacture and sale of various items of clothing in North America. Pursuant to those agreements, we paid royalties to Mr. Girbaud's licensing companies during 2002, 2003 and the first six months of 2004 aggregating $5.0 million, $4.2 million and $2.3 million, respectively.

Two companies co-owned directly or indirectly by Mr. Girbaud and Ms. Bachellerie own 3,966,667 shares (35.6%) of our outstanding common stock.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     The following financial statements, pro forma financial information and exhibits have been filed as part of this Report:

         (a) Financial Statements -- none

         (b) Pro forma financial information -- none

         (c) Exhibits

     Number                             Description
     ------                             -----------

     10.120 Amendment dated October 13, 2004 to the Executive Employment Agreement dated December 9, 2003 between I.C. Isaacs & Company, LP and Peter J. Rizzo



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                                    SIGNATURE

         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  I.C. Isaacs & Company, Inc.


Dated: October 21, 2004           By: /s/ Eugene Wielepski
                                      ------------------------------------------
                                      Eugene Wielepski, Vice President - Finance



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